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EXHIBIT 10.32

    **  Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4),
200.83 and 240.246-2

RESEARCH AND LICENSE AGREEMENT

    THIS RESEARCH AND LICENSE AGREEMENT (this "Agreement") is entered into and made on July 10, 2000 (the "Effective Date") by and among BIOCHEM PHARMA INC. ("BIOCHEM"), a corporation organized and existing under the laws of Canada and having its principal office at 275 Armand-Frappier Boulevard, Laval, Quebec, Canada H7V 4A7, and CYTOVIA, INC. ("CYTOVIA"), a corporation incorporated and existing under the laws of the State of Delaware, having its principal office at 6650 Nancy Ridge Drive, San Diego, California, 92121. BIOCHEM and CYTOVIA are hereinafter collectively referred to as "Parties" or individually as a "Party."

RECITALS

    WHEREAS, CYTOVIA is the owner of certain intellectual property consisting of pending patent applications, know-how and inventions relating to Products (as defined below) (including methods of manufacturing such Products) for the treatment of human diseases;

    WHEREAS, the parties wish to pursue research to design, synthesize, identify and characterize candidates from among the Products for clinical development and BIOCHEM wishes to pursue such development;

    WHEREAS, CYTOVIA desires to grant, and BIOCHEM desires to acquire, an exclusive license (with the right to sublicense) to research, develop and commercially exploit CYTOVIA's intellectual property relating to the Products, including the right to make, have made, use, sell and have sold the Products.

    NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

    1.1    "Affiliate" means at the time of determination (i) any Person which is directly or indirectly controlled by any Party hereto; (ii) any Person which directly or indirectly controls any Party hereto; or (iii) any Person which is under the direct or indirect control of any such Person as described in (i) or (ii). "Control" shall in this context mean ownership of greater than fifty percent (50%) of the voting stock or other voting interests in the Person in question. In any country of the Territory in which local law prohibits the ownership by BIOCHEM or CYTOVIA of greater than fifty percent (50%) of the voting stock or other voting interests of an entity, the entity shall be deemed an Affiliate if BIOCHEM or CYTOVIA owns the maximum percentage permitted by law, as long as such maximum percentage is at least thirty percent (30%).

    1.2    "Agency" means any governmental regulatory authority responsible for granting Regulatory Approvals for the sale of Product.

    1.3    "CD" means a Product designated as a candidate drug by BIOCHEM.

    1.4    "Control" or "Controlled" in the context of intellectual property rights means rights to intellectual property sufficient to grant the applicable license or sublicense under this Agreement, without violating the terms of any agreement or other arrangement with any Third Party, provided that where a license or sublicense under this Agreement shall be exclusive, if the granting Party does not have the right under a Third Party agreement entered into prior to the Effective Date to grant an exclusive license or sublicense, such license or sublicense shall be non-exclusive.

    1.5    "CYTOVIA Know-How" means all proprietary Technical Information owned or Controlled by CYTOVIA as of the Effective Date or during the term of this Agreement and that relates to, or is necessary or useful for the design, synthesis, identification, research, development, manufacture, use or sale of Products.

    1.6    "CYTOVIA Patent Rights" means all Patents in any country within the Territory which are owned or Controlled by CYTOVIA as of the Effective Date or during the term of this Agreement that relate to, or are necessary or useful for the design, synthesis, identification, research, development, manufacture, use or sale of Products, including those Patents which claim a Product, formulation, process of manufacture, or method of use of such Product. CYTOVIA Patent Rights as they exist as of the Effective Date are set forth on Exhibit B attached hereto. CYTOVIA Patent Rights include Dominated Patent Rights.

    1.7    "Dominated Patent Rights" and "Dominated BIOCHEM Patent Rights" have the meaning set forth in Section 11.1.1.

    1.8    "Effective Date" has the meaning set forth in the first paragraph of this Agreement.

    1.9    "FDA" shall mean the United States Food and Drug Administration, or any successor thereto.

    1.10    "Field" means the treatment of human diseases.

    1.11    "FTE" means the equivalent of a full-time twelve (12) months' (including normal vacations, sick days and holidays) work of a qualified person, carried out by one or more employees or agents of a Party, who devotes a portion of his or her time to the Research Program.

    1.12    "GCP" means "Good Clinical Practices" as defined under applicable FDA rules and regulations and Guideline E-6 of the International Council of Harmonization.

    1.13    "IND" means an "Investigational New Drug" application, as defined in the United States Food, Drug and Cosmetic Act, as amended, and applicable FDA rules and regulations or non-U.S. equivalent thereof in a Major Country.

    1.14    "Initiation of Phase II Clinical Trials" means dosing of the first patient at the first site of Phase II Clinical Trials.

    1.15    "Initiation of Phase III Clinical Trials" means dosing of the first patient at the first site of Phase III Clinical Trials.

    1.16    "Joint Patent Rights" has the meaning set forth in Section 11.1.1. Joint Patent Rights exclude Dominated Patent Rights.

    1.17    "Launch" means the date of first commercial shipment of the Product by BIOCHEM, its Affiliates, distributors or sublicensees to Third Party customers in each respective country of the Territory after the receipt of Regulatory Approval for the Product from the relevant Agency, as may be necessary in such country.

    1.18    "Loss" has the meaning set forth in Section 8.1.

    1.19    "Major Countries" means the following countries of the Territory: (a) France, (b) Germany, (c) United Kingdom, (d) Italy, (e) Spain, (f) United States and (g) Japan.

    1.20    "NDA" means a "New Drug Application," as defined in the United States Food, Drug and Cosmetic Act, as amended, and applicable FDA rules and regulations, or any non-U.S. equivalent thereof.

    1.21    "Net Sales" means the total gross sales (number of units shipped times the invoiced price per unit) to Third Parties representing sales invoiced by BIOCHEM and its Affiliates of the Product in the Territory, less deductions for the following to the extent actually paid or allowed:

      (a)    sales and excise taxes and duties (including import duties) paid or allowed by a selling party and any other governmental charges imposed upon the manufacture or sale of the Product;

      (b)    normal and customary trade, quantity and cash discounts (up to the amount normal and customary in the country of the Territory for early payment of invoices) and rebates, chargebacks and administrative fees (including rebates to social and welfare systems);

      (c)    allowances, chargebacks and credits to Third Parties on account of rejected, damaged, outdated, returned, withdrawn or recalled Product or on account of retroactive price reductions affecting the Product;

      (d)    amounts due to Third Parties on account of rebate payments, including Medicaid rebates; and

      (e)    transport, freight, insurance, handling and distribution transportation charges and insurance through the whole distribution pipeline (e.g., from BIOCHEM through to the Third Party customer).

    In addition, BIOCHEM shall be entitled to deduct from Net Sales any receivables which are deemed to be uncollectible according to BIOCHEM's internal accounting principles and generally accepted accounting principles consistently applied. Such bad debt deduction shall be applied to Net Sales in the period in which such receivables are written off and shall be exclusive of any bad debt or uncollectible receivables of BIOCHEM or its Affiliates unrelated to the Product.

    Sales between BIOCHEM and its Affiliates shall be excluded from the computation of Net Sales, but Net Sales shall include the first sales to Third Parties by any such Affiliates. The supply of Product as commercial samples (in quantities customary within the pharmaceutical industry) or for use in clinical studies shall not be included within the computation of Net Sales. Where (i) the consideration for the Product shall include any non-cash element; or (ii) the Product shall be transferred by BIOCHEM or an Affiliate in any manner other than an invoiced sale, the Net Sales applicable to any such transaction shall be deemed to be BIOCHEM's average Net Sales for the applicable quantity of Product at that time.

    If a Product is sold or provided as part of a system, package, or combination product or service that contains one or more other active ingredients or other parts that could be sold separately (each, a "Combination Product" and collectively, "Combination Products"), Net Sales shall be calculated by multiplying the Net Sales received by BIOCHEM or an Affiliate from the sale of Combination Products by the fraction A/B, where "A" is the fair market value of the Product when supplied or priced separately and "B" is the fair market value of the Combination Product. In the event that no market price is available for the Product when supplied or priced separately, fair market value shall be determined in good faith by BIOCHEM and CYTOVIA. In the event that CYTOVIA and BIOCHEM disagree regarding determination of fair market value, the Parties agree to submit such disagreement to arbitration in accordance with Section 15.5.

    1.22    "Patent" (which term may be used either in the singular or plural form) means any patent and patent applications, and all additions, divisions, continuations, continuations in-part, pipeline protection, substitutions, reissues, extensions, registrations, patent term extensions, supplementary protection certificates and renewals of any of the above.

    1.23    "Person" shall include a corporation, partnership or other entity.

    1.24    "Phase I Clinical Trials" means "Phase 1" investigational studies as defined within 21 CFR 312.21 and other applicable regulations promulgated by the U.S. Department of Health and Human Services or FDA or non-U.S. equivalent thereof.

    1.25    "Phase II Clinical Trials" means "Phase 2" investigational studies as defined within 21 CFR 312.21 and other applicable regulations promulgated by the U.S. Department of Health and Human Services or FDA or non-U.S. equivalent thereof.

    1.26    "Phase III Clinical Trials" means "Phase 3" investigational studies as defined within 21 CFR 312.21 and other applicable regulations promulgated by the U.S. Department of Health and Human Services or FDA or non-U.S. equivalent thereof.

    1.27    "Product" means any member of the class of [***], analogs and derivatives as set forth on Exhibit A including all formulations and modes of administration thereof.

    1.28    "Regulatory Approval" means the product license or marketing approval necessary as a prerequisite for marketing a Product in a particular country in the Territory, including any approval for price or reimbursement (hereinafter, "pricing approval") as may be necessary or appropriate in such country.

    1.29    "Research Program" has the meaning set forth in Section 4.1.

    1.30    "Research Term" has the meaning set forth in Section 3.1.1.

    1.31    "Sublicensee" shall mean a Third Party to whom BIOCHEM has granted rights pursuant to Section 2.1.1 beyond the mere right to purchase Product from BIOCHEM or its Affiliates.

    1.32    "Sublicensing Fees" means the amount actually paid to BIOCHEM or an Affiliate of BIOCHEM by a Sublicensee arising from the sublicense of the right to research, develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export Products. Sublicensing Fees shall include up-front or license fees, milestone payments, premiums above market price on sales of securities and any other payments in respect of the CYTOVIA Patent Rights or CYTOVIA Know-How but shall not include any payments tied directly to the provision of goods and services by BIOCHEM or its Affiliate to such sublicensee (including research and development and manufacturing) to compensate BIOCHEM or its Affiliate for the provision of such goods and services, royalties payable to BIOCHEM or its Affiliates by a Sublicensee based on such Sublicensee's sale of Products, or payments for securities (other than premiums above market price).

    1.33    "Technical Information" means all techniques and data and other know-how and technical information including inventions (whether or not patentable), improvements and developments, practices, methods, concepts, know-how, trade secrets, documents, computer data, source code, apparatus, clinical and regulatory strategies, test data, analytical and quality control data, manufacturing, patent data or descriptions, development information, drawings, specifications, designs, plans, proposals and technical data and manuals and all other proprietary information.

    1.34    "Territory" means all the countries of the world.

    1.35    "Third Party" means any Person other than a Party to this Agreement or an Affiliate.

    1.36    "Valid Patent Claim" means a claim of an issued and unexpired patent or a claim of a pending patent application (subject to the limitations of the last two sentences of this definition) within the CYTOVIA Patent Rights (excluding any Dominated BIOCHEM Patent Rights), which claim has not lapsed, been canceled, become abandoned, or been revoked or declared invalid or unenforceable by an unreversed and unappealable decision or judgment of a court or other governmental agency of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise. For the purposes of this Agreement, a claim of a pending patent application shall only be deemed a Valid Patent Claim for a period of five (5) years from the date of first publication of such application in those countries where applications are published or, in those countries where applications are not published, for a period of five (5) years from filing of such application. If a claim of a pending patent application does not mature into an issued patent within the aforementioned five (5) year period of time, such a claim will no longer qualify as a Valid Patent Claim.

ARTICLE 2

LICENSE GRANTS

    2.1    CYTOVIA License Grants.

      2.1.1    Subject to the terms and conditions of this Agreement, during the term of this Agreement, CYTOVIA hereby grants to BIOCHEM an exclusive, worldwide, royalty-bearing license, including the right to grant sublicenses (which themselves may include the right to grant

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  further sublicenses), under the CYTOVIA Patent Rights and CYTOVIA Know-How to research, develop, make and have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import and export Products in the Field.

      2.1.2    The term "exclusive" as used in Section 2.1.1 shall operate to exclude all others, including CYTOVIA and its Affiliates, from the rights conferred by CYTOVIA pursuant to Section 2.1.1, except to the extent explicitly permitted pursuant to the collaborative research program set forth in Article 4 of this Agreement. CYTOVIA shall not, during the term of this Agreement either itself or through any Affiliate, conduct any research or development with respect to the Products except pursuant to this Agreement or enter into any agreement with any Third Party with respect to any Product without prior written consent of BIOCHEM.

      2.1.3    Notwithstanding the foregoing provisions of this Section 2.1 or any other provision of this Agreement, BIOCHEM shall not have any right or license under the CYTOVIA Patent Rights or CYTOVIA Know-How to use any CYTOVIA screens or assays for caspase activity, and any such screening or assaying as provided under the Research Program shall be performed by CYTOVIA.

ARTICLE 3

TERM

    3.1    Term

      3.1.1    Research Term. The term of the collaborative research program contemplated pursuant to Article 4 (the "Research Term") shall commence on the Effective Date and unless sooner terminated by mutual agreement or pursuant to any other provision of this Agreement shall expire twenty-four (24) months after the Effective Date unless renewed by mutual agreement in writing at least ninety (90) days prior to the expiration of such term. If so renewed, the Research Term shall be extended by additional one (1) year terms, subject to mutual agreement to renew in writing at least ninety (90) days prior to the expiration of the then current term.

      3.1.2    License Term. The term of this Agreement, in all respects except as provided for by Section 3.1.1 (Research Term), shall commence on the Effective Date and unless sooner terminated by mutual agreement or pursuant to any other provision of this Agreement shall expire, on a country-by-country basis upon the later of (i) expiration of the last to expire of the Valid Patent Claims covering the manufacture, use or sale of each Product in a particular country on a Product-by-Product basis or (ii) ten (10) years from Launch of the first Product in a particular country.

ARTICLE 4

RESEARCH; OBLIGATION TO COOPERATE AND SUPPORT, AND
REGULATORY APPROVAL

    4.1    Research Program; Steering Committee; Work Plan. BIOCHEM and CYTOVIA shall engage in a collaborative research program relating to the Products (the "Research Program") and shall use reasonable commercial efforts to design, synthesize, identify, screen and characterize Products pursuant to the delegation of work responsibilities set forth within the Work Plan attached hereto as Exhibit C, subject in all cases to BIOCHEM's right to terminate this Agreement pursuant to Article 13. The Parties shall make available appropriate scientific, engineering and other personnel to perform tasks under the Research Program in accordance with the Work Plan. Without in any way limiting CYTOVIA'S responsibilities pursuant to the Work Plan, CYTOVIA shall, during the term of this Agreement, conduct CYTOVIA caspase activity screens or assays of the Products and record and report the results of such screens or assays to BIOCHEM in accordance with Section  4.2 herein. Although the Parties shall cooperate with respect to the Research Program, BIOCHEM shall have ultimate control over the Research Program, subject to the terms and conditions of this Agreement. BIOCHEM alone shall have the right to designate a Product as a CD. The Parties shall participate in the Steering Committee described in Section 4.4. The Parties shall each bear their own costs incurred in performing activities under the Work Plan, including the costs of the FTE's assigned to the Research Program which are provided in the Work Plan. The Steering Committee shall have the authority to amend the Work Plan, provided that the costs and obligations of the parties shall not be materially increased by any such amendment or by all such amendments in the aggregate. BIOCHEM shall not have the right to file an IND with respect to any Product without first designating such Product as a CD.

    4.2    Record Keeping. Each party shall record, to the extent practical, all Technical Information relating to its research activities under the Research Program in written form, which writing shall be signed, dated and witnessed, consistent with standard practices of each Party and what is normal and customary in the industry. To the extent practical, such written records shall be kept separately from written records documenting other research of such Party. All such written records of the Parties shall be maintained in a form sufficient to satisfy Agencies and shall be open to inspection by the other party during normal business hours upon reasonable prior written notice. Without in any way limiting the foregoing, data relating to the results of screens or assays performed by CYTOVIA pursuant to the Research Program shall be recorded and stored by CYTOVIA, using its customary means, and in a computer searchable file or computer database (that may be separate from other CYTOVIA data not related to caspase screens) on a storage device. The information stored will include the target, screen type, the concentration, structure and activity of the compound tested, and date of testing. Upon written request of BIOCHEM, CYTOVIA will provide BIOCHEM with a written report of the results of screening, in the manner described in the preceding sentence, performed by CYTOVIA pursuant to the Research Program.

    4.3    Support and Cooperation. The Parties shall cooperate with and assist each other in performing the various aspects of the Research Program and the tasks set forth within the Work Plan for performance by each Party. In addition, CYTOVIA shall provide BIOCHEM with all assistance, technology, information and documents reasonably requested by BIOCHEM to the extent sufficient to allow BIOCHEM or BIOCHEM's Affiliates to manufacture the Product. CYTOVIA shall also provide or make available to BIOCHEM all other available background and supporting information relating to the Products as reasonably requested by BIOCHEM.

    4.4    Steering Committee Responsibilities, Composition, and Procedure. BIOCHEM and CYTOVIA shall promptly after the Effective Date organize a steering committee (the "Steering Committee"), which will plan, manage and oversee work on the Research Program and update and modify the Work Plan as may be necessary, consisting of three (3) members from BIOCHEM and three (3) members from CYTOVIA. The responsibilities of the Steering Committee shall include, without limitation, maintaining records of Products designed, synthesized, screened or identified under the Research Program and of CDs designated by BIOCHEM. BIOCHEM shall have the right to appoint one of its three (3) members to be the chairperson of the Steering Committee. The Parties shall each have the right, upon notifying the other, to change its members of the Steering Committee at any time during the term of this Agreement. The Parties shall hold meetings of the Steering Committee as mutually agreed by the Parties (but in no event less than four (4) quarterly meetings per year) to review the Research Program and to discuss future activities under this Agreement. The first meeting of the Steering Committee following the Effective Date shall be held in San Diego, CA. Thereafter, meetings shall alternate between Laval, Canada and San Diego, CA. Interim meetings may be held by telephone or video conference if requested by either Party in writing to the other, provided that the Parties shall meet in person at least four (4) times per year. Minutes of all meetings setting forth decisions of the Steering Committee relative to the Research Program shall be prepared by the host Party and circulated to both Parties within fifteen (15) days after each meeting, but minutes shall not become official until approved by both Parties. Any vote of the Steering Committee shall include at least one (1) representative of each of BIOCHEM and CYTOVIA. Steering Committee decisions shall be made by unanimous consent of the Parties after good faith discussions. In the event of a disagreement that cannot be resolved within thirty (30) days after the date on which the disagreement arose through such good faith discussions, the matter shall be referred to the CEOs of the Parties for good faith discussion, and in the event that the CEOs shall not have reached agreement within sixty (60) days after the date on which the disagreement arose, then the decision of BIOCHEM shall be final. The Steering Committee shall terminate upon termination of the Research Program, with BIOCHEM being responsible for further development of the Products as provided in Article 5.

ARTICLE 5

REGULATORY ACTIVITIES, APPROVALS, and COMPLIANCE

    5.1    Regulatory Activities and Approvals.

      5.1.1    BIOCHEM shall be responsible for, either itself or through its designee (and with CYTOVIA's assistance when reasonably requested by BIOCHEM), and fund, all pre-clinical and non-clinical work (other than CYTOVIA's responsibilities under the Research Program), all clinical trials and all other regulatory matters relating to the Products, including all communications with the relevant Agencies with respect to the Products in the Territory. BIOCHEM shall be responsible for the preparation, filing and prosecution of all INDs, as well as all other Agency filings for obtaining and maintaining Regulatory Approvals in the Territory. BIOCHEM shall own all such filings and Regulatory Approvals during and after the term of this Agreement. CYTOVIA shall provide reasonable assistance to BIOCHEM, free of charge, in preparing, filing, prosecuting, obtaining and maintaining Regulatory Approvals in the Territory, as requested by BIOCHEM. CYTOVIA shall provide BIOCHEM (or BIOCHEM's designee), free of charge, for purposes of preparing the Agency filings for the Products, the required data, properly formatted, for that portion of the Agency filings for the Products which relates to any work by CYTOVIA and all other data owned or controlled by CYTOVIA which is reasonably necessary for obtaining and maintaining Regulatory Approvals in the Territory (including any required adverse event information that may be in CYTOVIA's possession or control). Without in any way limiting the foregoing, CYTOVIA shall provide to BIOCHEM, free of charge, all Technical Information in CYTOVIA's possession or control that BIOCHEM may require to file IND's for the Products and for any subsequent modification or amendment thereto. BIOCHEM shall reimburse CYTOVIA for reasonable out of pocket expenses incurred by CYTOVIA in connection with the assistance requested by and provided to BIOCHEM under this Section 5.1.1.

      5.1.2    Subject to BIOCHEM's right of termination as provided in Article 13, BIOCHEM shall use commercially reasonable efforts to:

        (a) develop, or have developed, at least one (1) Product under this Agreement for an oncology indication in at least one (1) Major Country;

        (b) with respect to any Product for which Regulatory Approval is obtained in any Major Country, obtain, or have obtained, Regulatory Approvals of such Product in the other Major Countries; and

        (c) following Regulatory Approval in any Major Country, market and sell, or have marketed and sold, at least one (1) Product in such Major Country.

    BIOCHEM shall be deemed to be using commercially reasonable efforts with respect to the provisions of this Section 5.1.2 if BIOCHEM is actively undertaking diligent, commercially reasonable efforts, similar to those used for other BIOCHEM products of comparable commercial potential, for the continuing development and the commercialization of a Product in the Field. Without limiting BIOCHEM's obligations pursuant to parts (a), (b), and (c) of this Section, BIOCHEM shall be responsible for and retain control of all decisions regarding commercialization of the Products including development of Product, where and when to seek Regulatory Approval and where and when to market the Product(s), (including without limitation the sole discretion to decide in which Major Country to commercially exploit the Product.) In any event, BIOCHEM shall have the right to take into consideration commercial and business factors when making any determination concerning whether to file for Regulatory Approval or to Launch any Product in a country of the Territory, how to market any Product in a country of the Territory and whether to continue to market any Product in a country of the Territory, and in making such determinations shall act in accordance with its reasonable business practices and judgment in such regard. For example, it would be commercially reasonable, notwithstanding the language of Section 5.1.2(b), not to file for Regulatory Approval in Japan where a Product is suited to Western markets but not suited to Japan.

    5.1.3    In the event that CYTOVIA shall allege that BIOCHEM is failing to use commercially reasonable efforts in a Major Country as provided in Section 5.1.2 above, CYTOVIA shall notify BIOCHEM in writing. BIOCHEM shall thereafter have a period of six (6) months in which to remedy the deficiency claimed by CYTOVIA or if such deficiency cannot be remedied within six (6) months, to commence and continue good faith efforts to remedy such deficiency and remedy such deficiency within a reasonable period thereafter. If following such period, CYTOVIA claims that such deficiency has not been remedied, then CYTOVIA may submit such matter to arbitration pursuant to Section 15.5 for a determination of whether BIOCHEM is using commercially reasonable efforts provided herein. In the event that the arbitrators determine that BIOCHEM is not using such commercially reasonable efforts in a Major Country, then the arbitrators shall require each party to submit a development and/or marketing plan to remedy such deficiency in such Major Country and the arbitrators shall choose which of the two (2) plans is most reasonable and BIOCHEM shall implement such plan. This Section  5.1.3 shall not apply in the event that a discontinued Product has been returned to CYTOVIA pursuant to Section 6.11.

ARTICLE 6

LICENSE PAYMENTS, CLINICAL TRIAL AND
REGULATORY APPROVAL MILESTONES; ROYALTIES AND REPORTS

    6.1    License Payments. BIOCHEM shall make the following payments to CYTOVIA in consideration of the exclusive license granted under this Agreement:

      (a)    Upon the execution of this Agreement, BIOCHEM shall make a payment of [***] to CYTOVIA; and

      (b)    In addition, BIOCHEM shall make four (4) payments to CYTOVIA of [***], the first upon the execution of the Agreement and the subsequent three (3) payments by the end of the three (3) calendar quarters after the calendar quarter in which the Effective Date shall occur, as well as four (4) further payments of [***] for the subsequent four (4) calendar quarters, for a total of [***].

    6.2    Clinical Trial, Regulatory Approval and Commercialization Milestone Payments. BIOCHEM shall make payments to CYTOVIA in U.S. dollars as set forth within the table below within thirty (30) days after the achievement of each of the respective clinical trial, regulatory approval, and commercialization milestones, provided that, (i) only two (2) sets of milestones shall ever be payable notwithstanding the total number of Products developed or indications pursued or approved (which sets of milestones depend on the order in which Products shall be developed and approved and could be for either (a) a first and a second oncology Product, (b) a first oncology Product and a non-oncology indication for the same Product, or (c) a first oncology Product and a second non-oncology Product); (ii) in the event that a Product shall be discontinued after any milestone shall have been paid, such milestone shall be credited against the milestone due for any Product subsequently pursued; and (iii) each milestone under each of the columns, labeled (A), (B) and (C), in the table below shall be due once only. In the event that a subsequent milestone shall be triggered where a prior milestone has not been triggered (for example, Phase III trials shall be initiated without prior initiation of Phase II trials), then both milestones shall be payable upon the happening of the subsequent milestone.

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Milestone	(A) First Product for Oncology related Indication	(B) Non-Oncology Indication for Product already approved or being developed for an Oncology related Indication	(C) Second Oncology Product for new Non-Oncology Product
(1) CD Designation	$[***] million	Not Applicable	Not Applicable
(2) First dosing of the first human subject	$[***] million	Not Applicable	Not Applicable
(3) Initiation of Phase II Clinical Trials	$[***] million	$[***] million	$[***] million
(4) Initiation of Phase III Clinical Trials	$[***] million	$[***] million	$[***] million
(5) First NDA filing for a Product in any Major Country	$[***] million	$[***] million	$[***] million
(6) First commercial sale of a Product in any Major Country	$[***] million	$[***] million	$[***] million
Total	$[***] million	$[***] million	$[***] million

With respect to milestones (5) and (6) above only, in the event that the Product shall not be covered by a Valid Patent Claim in one or more selected Major Countries as provided in Exhibit D ("Selected Major Countries") at the time that such milestone(s) shall be triggered, or if such a Valid Patent Claim is predicated only upon a pending patent application which does not mature into an issued patent within five (5) years of filing (or five (5) years of first publication in those countries where the relevant governmental agency publishes such applications), then the milestone(s) shall be reduced, or refunded to BIOCHEM (or in lieu of such refund, BIOCHEM may set off such amounts against any payments owed by BIOCHEM to CYTOVIA) as provided in Exhibit D. In the event that a Valid Patent Claim covering the Product shall subsequently issue in a Selected Major Country where the milestone had previously been paid at a reduced level, or a refund had been made by CYTOVIA, then BIOCHEM shall pay to CYTOVIA the amount of the reduction in the milestone for the country in question, or the refund, together with interest on such amount from the date when the milestone was first paid at a reduced level or the date of the refund, at the prime or other equivalent rate of Citibank for the last day of each calendar quarter, or the highest interest rate under applicable law, whichever is lower, until the date of payment by BIOCHEM.

    6.3    Royalties. In all countries of the Territory in which CYTOVIA holds a Valid Patent Claim that would, but for the licenses granted by CYTOVIA hereunder, be infringed by the manufacture, use or sale of the Product as commercialized by BIOCHEM (so long as any claim covering manufacture excludes others from selling the Product as commercialized by BIOCHEM in the country in question), BIOCHEM shall pay to CYTOVIA (subject to the remaining terms and conditions of this Section 6.3) following Launch a royalty of [***] percent ([***]%) of Net Sales of the Product for so long as such a Valid Patent Claim shall exist in such country. In all other countries, BIOCHEM shall pay to CYTOVIA a royalty of [***] percent ([***]%) of Net Sales of the Product, for a maximum of [***] years following Launch. In addition, such [***] percent ([***]%) royalty shall also apply with respect to a Product for the remainder of such [***] year period in any country where such a Valid Patent Claim covering manufacture, use or sale of such Product as commercialized by BIOCHEM has expired prior to such [***] year period.

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      6.3.1    However, if the Valid Patent Claim arises from a pending patent application then payments at the [***] percent ([***]%) royalty level shall only be required for a period of [***] years from first publication, or, in those countries where governmental agencies do not publish patent applications, for a period of [***] years from filing. In the event that the said patent application does not mature into an issued patent within this [***] year period of time, such a patent claim will no longer be deemed a Valid Patent Claim and CYTOVIA shall refund (or in lieu of such refund, BIOCHEM may set off such amount against any payments owed by BIOCHEM to CYTOVIA) one half of any corresponding payments made at the [***] percent ([***]%) royalty rate so as to yield the rate of [***] ([***]%) of Net Sales of Product set forth above for countries where CYTOVIA does not possess a Valid Patent Claim. In the event that CYTOVIA opts for a set off rather than an immediate refund of amounts owed to BIOCHEM, the amount owed shall accrue interest from the date due, and thus the set off shall also include such interest to be computed for such unpaid amount on the last day of each calendar quarter (accruing quarterly) at the prime or other equivalent rate of Citibank for the last day of the calendar quarter, or the highest interest rate permissible under applicable law, whichever is lower. In the event that a Valid Patent Claim covering the Product as commercialized by BIOCHEM shall issue in a country where royalty was paid at the [***] percent ([***]%) level as a result of pendency of a patent application for more than the [***] year as provided herein, then BIOCHEM shall pay to CYTOVIA (taking into account any refunds made by CYTOVIA) the difference between the royalty payable at the [***] percent ([***]%) level and that paid at the [***] percent ([***]%) level for the period of the reduced royalty payments until issue of the Patent, together with interest on such amount at the prime or other equivalent rate of Citibank on the last day of each calendar quarter, or the highest interest rate permissible under applicable law, whichever is lower, until payment of such amount by BIOCHEM.

    6.4    Sublicenses. In the event that BIOCHEM or any of its Affiliates sublicenses to a Third Party its rights under the licenses granted by CYTOVIA, BIOCHEM shall pay CYTOVIA (i) [***] percent ([***]%) of the Sublicensing Fees, and (ii) [***] percent ([***]%) of the royalties received from such Sublicensee based on sales of Product by such Sublicensee, in each case after deducting any royalties or other payments due to Third Parties under bona fide licensing arrangements that are reasonably necessary for the manufacture, use or sale of Products; provided, however, that in no event shall the amounts payable to CYTOVIA under this Section 6.5 be less than an amount equal to [***] percent ([***]%) or greater than [***] percent ([***]%) of the net sales of Products by such Sublicensee (where "net sales" shall be calculated in the same manner as Net Sales under this Agreement).

    6.5    Payments and Royalty Report. Payments due to CYTOVIA pursuant to Sections 6.3 and 6.4 shall be paid within forty five (45) days following the end of each calendar quarter in which BIOCHEM or any of its Affiliate makes Net Sales or receives payments from a sublicensee. All such payments shall be accompanied by a report which sets forth for the preceding calendar quarter the following information:

      (a)    total Net Sales of Products sold in the Territory during such period;

      (b)    deductions applicable to determining the Net Sales;

      (c)    the exchange rate(s) used to determine amounts owing hereunder;

      (d)    the amount of royalties due pursuant to Section 6.3; and

      (e)    Sublicensing Fees.

    If no payments are due to CYTOVIA for any reporting period following Launch, the written report shall so state.

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    6.6    Currency of Payment. All payments to be made under this Agreement shall be made in U.S. dollars. Net Sales outside the United States shall be first determined in the currency in which they are earned and shall then be converted into an amount in U.S. dollars using the noon buying rate as published in the Wall Street Journal for the last day of the calendar quarter for which such payment is being determined.

    6.7    BIOCHEM Accounting Obligations and CYTOVIA Audit Rights. BIOCHEM shall keep accurate records for a period of at least five (5) years (or such longer period as may correspond to BIOCHEM's internal records retention policy) for each reporting period during the term of this Agreement and in which sales of Products occur showing sales of Products in sufficient detail to enable the reports provided under Section 6.5 to be verified. CYTOVIA shall have the right, for a period of three (3) years after receiving any report or statement with respect to Net Sales to appoint an independent certified public accountant to inspect the relevant records of BIOCHEM to verify such report or statement. BIOCHEM shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice, solely to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year. Any examination by an independent accounting firm under this Section is to be made at the expense of CYTOVIA, except that if the results of the audit reveal that BIOCHEM has underpaid CYTOVIA by ten percent (10%) or more in any calendar year, then the audit fees shall be paid by BIOCHEM. Any such discrepancies shall be promptly corrected by payment by BIOCHEM to CYTOVIA. The accounting firm shall execute a confidentiality agreement reasonably acceptable to BIOCHEM prior to any such audit limiting the information to be provided to CYTOVIA to the numerical summary of royalties due and paid and prohibiting any disclosure to Third Parties.

    6.8    Late Payments. In the event that any payment, including, without limitation, royalty and milestone payments and payments with respect to Sublicensing Fees, due hereunder is not made when due, the payment shall accrue interest from the date due, which interest shall be computed for such unpaid amounts on the last day of each calendar quarter (accruing quarterly) at the prime or other equivalent rate of Citibank for the last day of the calendar quarter plus two percent (2%), or the highest interest rate permissible under applicable law, whichever is lower. The payment of such interest shall not limit CYTOVIA from exercising any other rights it may have as a consequence of the lateness of any payment.

    6.9    Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all of royalties owed by BIOCHEM to CYTOVIA hereunder with respect to any country in the world where the Product is sold, payment shall be made through any lawful means or methods that may be available as BIOCHEM shall reasonably determine.

    6.10    Withholding Taxes. BIOCHEM or its Affiliates shall be entitled to deduct from its payments to CYTOVIA the amount of any withholding taxes required to be withheld by BIOCHEM or its Affiliates to the extent BIOCHEM or its Affiliates pay to the appropriate governmental authority on behalf of CYTOVIA such taxes. BIOCHEM shall deliver to CYTOVIA, upon CYTOVIA's request, proof of payment of all such taxes and the appropriate documentation which is necessary to obtain a tax credit, to the extent such tax credit can be obtained. Each Party shall provide assistance to the other Party in seeking any benefits available to such Party with respect to government tax withholdings by any relevant law or double tax treaty.

    6.11    Discontinued Product. In the event that BIOCHEM shall in its discretion, discontinue development of a Product that has been designated a CD by BIOCHEM, then upon request by CYTOVIA, and provided that such discontinued Product is not similar to or otherwise competitive with a Product still under development by BIOCHEM, the Parties shall negotiate in good faith terms for the return of rights in such Product to CYTOVIA, which shall include (i) provision to CYTOVIA of data relating to such Product developed by BIOCHEM; (ii) payment by CYTOVIA to BIOCHEM of an upfront amount equal to fifty percent (50%) of all milestone payments made prior to discontinuation of the Product in question; and (iii) payment by CYTOVIA to BIOCHEM of a royalty on Net Sales of the discontinued Product equal to [***] percent [***] in the event that the Product is discontinued after the start of Phase I Clinical Trials but before the start of Phase II Clinical Trials, [***] percent [***] if the Product is discontinued after the start of Phase II Clinical Trials but prior to the start of Phase III Clinical Trials and [***] percent [***] if the Product is discontinued after the start of Phase III Clinical Trials. The terms of such an agreement between BIOCHEM and CYTOVIA shall be based on the applicable provisions of this Agreement to the extent applicable. No further milestone or royalty payments shall be due under such agreement with respect to a discontinued Product returned to CYTOVIA, notwithstanding BIOCHEM's intellectual property rights with respect to such Product.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

    7.1    CYTOVIA's Representations and Warranties. CYTOVIA hereby represents and warrants the following to BIOCHEM:

      7.1.1    CYTOVIA is (i) a company duly organized, validly existing, and in good standing under the laws of the State of Delaware with its principal place of business as indicated in the first paragraph of this Agreement; (ii) is duly qualified as a corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, where the failure to be so qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder; (iii) has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted; (iv) has all necessary licenses, permits, consents, or approvals from or by, and has made all necessary notices to, all governmental authorities having jurisdiction, to the extent required for such ownership and operation; and (v) is in compliance with its certificate of incorporation and by-laws.

      7.1.2    The execution, delivery and performance of this Agreement by CYTOVIA and all documents to be delivered by CYTOVIA hereunder: (i) are within the corporate power of CYTOVIA; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of the certificate of incorporation or by-laws of CYTOVIA; (iv) will not violate any law or regulation or any order or decree of any court of governmental instrumentality; (v) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which CYTOVIA is a party or by which CYTOVIA or any of its property is bound; and (vi) do not require any filing or registration with or the consent or approval of, any governmental body, agency, authority or any other Person, which has not been made or obtained previously.

      7.1.3    This Agreement has been duly executed and delivered by CYTOVIA and constitutes a legal, valid and binding obligation of CYTOVIA, enforceable against CYTOVIA in accordance with its terms.

      7.1.4    As of the Effective Date, CYTOVIA is the sole owner of the entire right, title and interest in and to the CYTOVIA Patent Rights and the CYTOVIA Know-How, and no other Person (including any government) has any license, claim or other right or interest in or to the CYTOVIA Patent Rights or the CYTOVIA Know-How and the CYTOVIA Patent Rights and the CYTOVIA Know-How may be licensed hereunder without payment of any royalty, fee or incurring any other obligation to any other Person (including any government) except for payments by CYTOVIA to Aurora Biosciences Corporation ("AURORA") as provided on Exhibit E.

      7.1.5    To the knowledge of CYTOVIA, as of the Effective Date, the claims included in the CYTOVIA Patent Rights are valid and enforceable in each Major Country.

      7.1.6     CYTOVIA has diligently conducted a due diligence review and investigation of Third Party intellectual property rights and prior art as part of CYTOVIA's preparation, prosecution or acquisition of the CYTOVIA Patent Rights, and has reviewed all relevant information and prior

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  art obtained or derived from such due diligence review and investigation and has disclosed to BIOCHEM all prior art and other information obtained or derived from such due diligence review and investigation as of the Effective Date that has been or will be required to be disclosed to the U.S. Patent and Trademark Office under applicable laws and regulations.

      7.1.7    The making, using, selling, offering for sale or importing of those Products identified by CYTOVIA as of the Effective Date will not misappropriate any trade secret or confidential information of any Third Party, and, except with respect to payments by CYTOVIA to AURORA as provided on Exhibit E, such Products may be made, used sold or offered for sale or imported hereunder without payment of any royalty, fee or incurring any other obligation to any other Person (including any government), except that with respect to patents of Third Parties, such representation and warranty is given only to the knowledge of CYTOVIA.

      7.1.8    As of the Effective Date, CYTOVIA is not aware of any infringement of the CYTOVIA Patent Rights, or any misappropriation of the CYTOVIA Know-How by any Third Party.

      7.1.9    Except as provided on Exhibit E, all of the research and development work performed in connection with any of the CYTOVIA Know-How prior to the Effective Date was performed solely by CYTOVIA through its employees or through the consultants listed on Exhibit E (the "CYTOVIA Consultants") and not with any other Third Parties, and was performed in accordance with applicable law and in compliance with all applicable regulatory requirements, and all such rights have been properly assigned (or licensed if specifically indicated as such on Exhibit E) to CYTOVIA including any and all rights of the CYTOVIA Consultants.

      7.1.10    As of the Effective Date, there are no judicial, arbitral, regulatory or administrative proceedings or investigations, claims, actions or suits relating to the CYTOVIA Patent Rights, the CYTOVIA Know-How or any Product pending against CYTOVIA or its Affiliates in any court or by or before any governmental body or agency including, product liability or compliance with good manufacturing practices or state or federal food and drug laws and, to the best of CYTOVIA's knowledge, no such judicial, arbitral, regulatory or administrative proceedings or investigations, actions or suits have been threatened in writing against CYTOVIA, its Affiliates inside the Territory or outside the Territory, or orally to any of their respective officers or directors.

      7.1.11    CYTOVIA follows reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and non-disclosure, and requiring its employees, consultants and agents to assign to it any and all inventions and discoveries discovered by such employees, consultants and/or agents made within the scope of, and during their employment, and only disclosing proprietary and confidential information to Third Parties pursuant to written confidentiality and non-disclosure agreements.

      7.1.12    CYTOVIA has not, up through and including the Effective Date, omitted to furnish BIOCHEM with any information in its possession or control or of which it is aware, concerning (a) the CYTOVIA Patent Rights, (b) the CYTOVIA Know-How, (c) Products, or (d) the activities contemplated by this Agreement, including the development and commercialization of the Products, which would be material to BIOCHEM's decision to enter into this Agreement and to undertake the commitments and obligations set forth herein.

    7.2    BIOCHEM's Representations and Warranties. BIOCHEM hereby represents and warrants the following to CYTOVIA:

      7.2.1    BIOCHEM (i) is a corporation duly organized, validly existing, and in good standing under the laws of Canada, with its principal place of business as indicated in the first paragraph of this Agreement; (ii) is duly qualified as a corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, where the failure to be so qualified would have a material adverse effect on the financial condition of BIOCHEM or the ability of BIOCHEM to perform its obligations hereunder; (iii) has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted; (iv) has all necessary licenses, permits, consents, or approvals from or by, and has made all necessary notices to, all governmental authorities having jurisdiction, to the extent required for such ownership and operation; and (v) is in compliance with its certificate of incorporation and bylaws.

      7.2.2    The execution, delivery and performance of this Agreement by BIOCHEM and all instruments and documents to be delivered by BIOCHEM hereunder: (i) are within the corporate power of BIOCHEM; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of the certificate of incorporation or bylaws of BIOCHEM; (iv) will not violate any law or regulation or any order or decree of any court of governmental instrumentality; (v) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which BIOCHEM is a party or by which BIOCHEM or any of its property is bound, which violation would have a material adverse effect on the financial condition of BIOCHEM or on the ability of BIOCHEM to perform its obligations hereunder; and (vi) do not require any filing or registration with or the consent or approval of, any governmental body, agency, authority or any other person.

      7.2.3    This Agreement has been duly executed and delivered by BIOCHEM and constitutes a legal, valid and binding obligation of BIOCHEM, enforceable against BIOCHEM in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other laws affecting creditors' rights generally or by the availability of equitable remedies.

      7.2.4    BIOCHEM follows reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and non-disclosure and requiring its employees, consultants and agents to assign to it any and all inventions and discoveries discovered by such employees, consultants and/or agents made within the scope of, and during their employment, and only disclosing proprietary and confidential information to the Third Parties pursuant to written confidentiality and non-disclosure agreements.

ARTICLE 8

INDEMNIFICATION

    8.1    Indemnification. Each Party (the "Indemnifying Party") agrees to indemnify and hold forever harmless the other Party and its Affiliates and each of their agents, directors, officers and employees from and against any loss, damage, action, proceeding, cost, expense or liability (including reasonable attorneys' fees) (collectively, "Loss") arising from or in connection with: (a) the breach or inaccuracy of any representations or warranties made by the Indemnifying Party in this Agreement; (b) Third Party product liability claims related to the development, manufacture, packaging, labeling, handling, storage, transportation, use, distribution, promotion, marketing and sale of any product by the Indemnifying Party or any of its Affiliates or any of their distributors, sublicensees or agents.

    8.2    Procedure. The indemnities set forth in this Article 8 are subject to the condition that the Party seeking indemnity shall forthwith notify the Indemnifying Party on being notified or otherwise made aware of a suit, action or claim and that the Indemnifying Party defend and control any proceedings with the other Party being permitted to participate at its own expense (unless there shall be a conflict of interest which would prevent representation by joint counsel, in which event the Indemnifying Party shall pay for the other Party's counsel); provided that the Indemnifying Party may not settle the suit or otherwise consent to any judgment in such suit without the written consent of the Indemnified Party (such consent not to be unreasonably withheld). The Parties shall cooperate in the defense of any Third Party claim.

    8.3    Payment. Without in any way limiting CYTOVIA's indemnification obligations pursuant to Article 8 or any other remedies BIOCHEM may have, if CYTOVIA shall not fully compensate BIOCHEM as required pursuant to its indemnification obligations pursuant to this Article 8, until such time as CYTOVIA shall do so, BIOCHEM shall have the right to credit the remaining balance owed to BIOCHEM against the royalties and other payments payable to CYTOVIA under this Agreement, and if this Agreement terminates or expires prior to CYTOVIA fully compensating BIOCHEM or CYTOVIA is no longer receiving royalties or other payments under this Agreement, such remaining balances owed to BIOCHEM pursuant to this Article 8 shall continue to be due and payable in full. Without in any way limiting CYTOVIA's indemnification obligations pursuant to this Article 8 or any other remedies BIOCHEM may have, if CYTOVIA shall not fully compensate BIOCHEM as required pursuant to its indemnification obligations pursuant to this Article 8, CYTOVIA shall pay BIOCHEM interest to be computed for such unpaid amount on the last day of each calendar quarter (accruing quarterly) at the prime or other equivalent rate of Citibank for the last day of the calendar quarter plus two percent (2%), or the highest interest rate permissible under applicable law, whichever is lower.

    8.4    Disclaimer Concerning Technology. Except as expressly provided in Article 7 of this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED "AS IS," AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Except as expressly provided in Article 7, each Party disclaims any implied warranty as to the noninfringement of the intellectual property rights of third parties. Without limiting the generality of the foregoing, each Party expressly does not warrant (i) the success of any study or test commenced under the Research Program or (ii) the safety or usefulness for any purpose of the technology it provides hereunder. None of the foregoing shall limit each Party's obligations to indemnify pursuant to Section 8.1.

    8.5    DISCLAIMER. EXCEPT AS PROVIDED IN SECTION 8.1, NEITHER PARTY SHALL BE LIABLE TO THE OTHER UNDER THIS AGREEMENT FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING ANY LOSS OF PROFITS OR LOSS OF ANY BUSINESS OPPORTUNITY.

ARTICLE 9

NON-DISCLOSURE; PRESS RELEASES AND PUBLICATIONS

    9.1    Nondisclosure.

      9.1.1    During the term of this Agreement and for seven (7) years thereafter without regard to the means of termination, neither BIOCHEM nor CYTOVIA shall use, for any purpose other than the purpose of this Agreement, reveal or disclose to any Third Party information and materials disclosed by the other Party (whether prior to or during the term of this Agreement), and marked as confidential or which the receiving Party knows or has reason to know are or contain trade secrets or other proprietary information of the other Party, including information provided by a Party to another Party prior to the Effective Date ("Confidential Information") without first obtaining the written consent of the other Party, except (i) as may be required for securing Regulatory Approval, including pricing approval in the Territory or as may otherwise be required to be disclosed to an Agency in the Territory; or (ii) as required by law or court order (subject to seeking confidential treatment where available and prior notification to the disclosing Party); or (iii) as required in connection with any filings made with, or by the disclosure policies of a major stock exchange (subject to seeking confidential treatment where available; or (iv) in the case of BIOCHEM, to provide Confidential Information of CYTOVIA to BIOCHEM's Affiliates and BIOCHEM's and its Affiliates' sublicensees, distributors and partners (and to their potential sublicensees, distributors and partners) for use consistent with the purposes and terms of this Agreement. This confidentiality obligation shall not (a) apply to such information which is or becomes a matter of public knowledge; (b) is already in the possession of the receiving Party; (c) is disclosed non-confidentially to the receiving Party by a Third Party having the right to do so; (d) is subsequently and independently developed by employees of the receiving Party or Affiliates thereof who had no knowledge of the Confidential Information disclosed. The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

      9.1.2    CYTOVIA and BIOCHEM agree to limit the disclosure of any Confidential Information received hereunder to such of its employees and consultants and its Affiliates and with respect to BIOCHEM, BIOCHEM's and its Affiliates' sublicensees, distributors and partners (and to their potential sublicensees, distributors and partners) as are necessary to carry out the provisions of this Agreement and who are likewise bound by written obligations of confidentiality which are comparable to, or more stringent than, the provisions of Section 9.1.

    9.2    Press Releases and Public Announcements. It is understood that either party may, subject to the terms and conditions of this Section, issue a press release announcing the execution of this Agreement as well as subsequent press releases relating to the Agreement or activities thereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof. Neither Party may issue a press release relating to this Agreement or its execution without the prior written consent of the other Party, provided that a Party may not unreasonably withhold consent to such releases. Either Party may issue such press releases (after providing three weeks advance written notice as to text and timing of such release) as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the initial press release announcing this Agreement, either Party shall be free to disclose, without the other Party's prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith. BIOCHEM acknowledges and agrees that all references to CYTOVIA and its Affiliates in any press release or other public announcement will refer to Maxim Pharmaceuticals, Inc., CYTOVIA's parent.

    9.3    Termination. The Parties agree that if this Agreement is terminated, neither Party shall disclose to any Third Party any reason for not proceeding without the express written consent of the other Party, and the Parties shall agree on statements for public disclosure, such agreement not to be unreasonably withheld or delayed.

    9.4    Publications. CYTOVIA shall not make any publications or presentations relating to the Products or the Research Program without BIOCHEM's prior written consent, provided that CYTOVIA shall not be prevented from disclosing in presentations or publications after the Effective Date, information relating to the Products disclosed on a non-confidential basis in presentations or publications prior to the Effective Date (which information CYTOVIA represents and warrants did not contain any Product structures).

ARTICLE 10

TRADEMARKS

    10.1    BIOCHEM Trademarks. BIOCHEM shall have the right to select and shall own all trademarks, service marks, designs and trade dress used by BIOCHEM or its Affiliates or their distributors or sublicensees in connection with the Products in each country of the Territory.

ARTICLE 11

OWNERSHIP AND RIGHTS; PATENT PROSECUTION AND MAINTENANCE

    11.1    Invention Ownership and Rights.

      11.1.1    Inventorship shall be determined by reference to United States laws pertaining to inventorship. Subject to the last sentence of this Section 11.1.1, if an invention is made in connection with the Research Program or otherwise under this Agreement by one (1) or more employees or consultants of each Party, it shall be jointly owned and if one or more claims included in an issued Patent or pending Patent application, which is filed in a patent office in the

  Territory, claim such an invention, such claims shall be jointly owned (such jointly owned patent claims, excluding Dominated Patent Rights as defined below, hereafter designated as "Joint Patent Rights"). If an invention is made in connection with the Research Program or otherwise under this Agreement solely by an employee or consultant of a Party, it shall be solely owned by such Party, and any Patent filed claiming such solely owned invention shall also be solely owned by such Party. Each inventor of any invention developed in connection with the Research Program shall assign his/her interest in such invention to his/her respective Party employer, as the case may be, and such rights shall therefore vest in the respective Party employer to whom the inventor assigns his/her rights. Notwithstanding the foregoing, in the event that one (1) or more employees or consultants of each Party shall make an invention that is a type of Product, or a method of use of a Product, or a caspase screen of a type developed by CYTOVIA, or in the event that employees or consultants of BIOCHEM shall make such an invention, in each case under the Research Program or otherwise under this Agreement, such invention shall be owned by CYTOVIA and if one or more claims included in an issued Patent or pending Patent application, which is filed in a patent office in the Territory, claim such an invention (a type of Product or method of use of a Product or a caspase screen of a type developed by CYTOVIA), such claims shall be owned by CYTOVIA ("Dominated Patent Rights") (Dominated Patent Rights invented solely by employees or consultants of BIOCHEM are referred to herein as "Dominated BIOCHEM Patent Rights").

      11.1.2    BIOCHEM shall have a fully-paid, irrevocable right to use or grant any rights under or otherwise commercialize any Joint Patent Rights acquired or developed in connection with the Research Program or otherwise under this Agreement by CYTOVIA and BIOCHEM and BIOCHEM may disclose any associated Technical Information to any Third Party, all without obtaining the prior written consent of CYTOVIA and without any accounting obligations. CYTOVIA shall not commercialize any Joint Patent Rights or Dominated Patent Rights or associated Technical Information, either itself or through others, without prior written agreement with BIOCHEM on compensation to BIOCHEM for such commercialization. Notwithstanding the foregoing, in the event that such Joint Patent Rights or Dominated Patent Rights claim caspase screens, CYTOVIA shall have a fully-paid, irrevocable right to use or grant any rights under or otherwise commercialize any such Joint Patent Rights or Dominated Patent Rights acquired or developed in connection with the Research Program or otherwise under this Agreement by CYTOVIA and BIOCHEM and CYTOVIA may disclose any associated Technical Information to any Third Party, all without obtaining the prior written consent of BIOCHEM and without any accounting obligations.

      11.1.3    Each Party shall use reasonable efforts to advise the other of any patentable invention relating to the Products or otherwise arising out of the Research Program. As soon as one of the Parties concludes that it wishes to file a patent application covering any such invention, it shall immediately inform the other Party thereof. For this purpose, such Party will provide the other Party with the draft application, preliminary determination of inventors and scope of claims as early as possible. CYTOVIA shall be responsible for diligently filing, prosecuting and maintaining all CYTOVIA Patent Rights in the Territory related to the Products. CYTOVIA shall consult with BIOCHEM as to where and when to file patent applications which are included in such CYTOVIA Patent Rights, as well as concerning the preparation, filing, prosecution, and maintenance of such CYTOVIA Patent Rights. BIOCHEM, in collaboration with CYTOVIA, shall diligently prosecute and maintain all Joint Patent Rights. BIOCHEM shall consult with CYTOVIA as to where and when to file patent applications which are included in the Joint Patent Rights. If either Party, prior or subsequent to filing such patent applications elects not to file or prosecute such patent applications or maintain any ensuing patents, it shall notify the other Party within a reasonable period of time prior to allowing such patents to lapse or become abandoned or unenforceable, and the other Party may prepare, file, prosecute, and maintain such patents. Costs of prosecuting and maintaining CYTOVIA Patent Rights and Joint Patent Rights shall be shared such that seventy-five percent (75%) of such cost will be borne by BIOCHEM, while CYTOVIA shall bear the remaining twenty-five percent (25%) of the cost.

      11.1.4    Each Party shall provide a draft to the other Party of each application it shall intend to file pursuant to Section  11.1.3. Each Party shall also advise the other Party within ten (10) days of receiving any substantial action or development in the prosecution of such patent applications, in particular those involving into which countries to continue prosecution, the question of the scope of, the issuance of, the rejection of, an interference involving, or an opposition to any such patent application or resulting patent. CYTOVIA shall not file any application or take any other action in prosecution with respect to the CYTOVIA Patent Rights licensed hereunder without consulting with BIOCHEM, provided that in the event of a disagreement concerning a patent prosecution matter, interference or opposition, BIOCHEM's directions shall be followed by CYTOVIA. CYTOVIA shall not cancel any claim in a pending patent application within the CYTOVIA Patent Rights without notifying BIOCHEM. If BIOCHEM wishes the canceled claims to remain, it shall provide reasons to CYTOVIA why such claim should not be canceled and the parties shall discuss in good faith a resolution of such matter.

      11.1.5    At the request of the Party performing the prosecution of any patent application under Section 11.1.3, the other Party shall cooperate, in all reasonable ways, in connection with the prosecution of all such patent applications. Each Party shall make available to the other or its respective authorized attorneys, agents or representatives such of its employees as the other Party in its reasonable judgment deems necessary in order to assist such other Party with the prosecution of such patents. Each Party shall sign or use its best efforts to have signed at no charge to the other Party all legal documents necessary in connection with such prosecution and maintenance.

      11.1.6    The Party performing the prosecution of any patent application under Section 11.1.3 shall provide the other Party with a report no less frequently than once per year listing all such patents and patent applications, identifying them by country and patent or application number, and briefly describing the status thereof.

ARTICLE 12

INFRINGEMENT OF THIRD PARTY PATENTS; ENFORCEMENT

    12.1    Enforcement of CYTOVIA Patent Rights and Joint Patent Rights.

      12.1.1    Upon learning of any infringement of CYTOVIA Patent Rights relating to any Product or any infringement of any Joint Patent Rights by a Third Party in the Territory, CYTOVIA or BIOCHEM, as the case may be, shall promptly provide notice to the other Party in writing of the fact and shall supply the other Party with all evidence possessed by the notifying Party pertaining to said infringement.

      12.1.2    BIOCHEM shall have the first right, but not the obligation, to seek to abate the infringement, or to file suit against any such infringing party, at its sole expense, following consultation with CYTOVIA. CYTOVIA shall fully cooperate with BIOCHEM, at BIOCHEM's reasonable expense, in any action brought by BIOCHEM, including by being joined as a party. If BIOCHEM does not, within one hundred twenty (120) days of receipt of such notice, take steps to abate the infringement or file suit to enforce the CYTOVIA Patent Rights or Joint Patent Rights against such infringing party in a country in the Territory, CYTOVIA shall have the right (but not the obligation) to take action to enforce the CYTOVIA Patent Rights or Joint Patent Rights against such infringing party in such country.

      12.1.3    The Party controlling any such action may not settle or consent to an adverse judgement without the express written consent of the non-controlling Party (such consent not to be unreasonably withheld). All monies recovered upon the final judgment or settlement of any such action, shall be used first, to reimburse each of BIOCHEM and CYTOVIA, on a pro rata basis for its out-of-pocket expenses relating to the action, second, any remaining balance that represents compensation for lost sales, a reasonable royalty or lost profits, shall be retained by or paid to BIOCHEM subject to payment of a royalty to CYTOVIA on such balance as if it were Net Sales of Products, and third, any remaining amount that represents additional damages (for example, enhanced damages) shall be shared by the Parties on a pro-rata basis based upon the ratio of costs and expenses incurred by each Party respectively in connection with such action.

    12.2    Third Party Royalties or Other Payments; Reduction in Royalties.

      12.2.1    In the event that a Third Party shall make any claim or bring any suit or other proceeding against BIOCHEM or its sublicensees or customers, for infringement or misappropriation of any intellectual property rights with respect to any Product, BIOCHEM shall have the right to defend and control the defense of such claim, suit or other proceeding as well as to initiate and control any counterclaim or other similar action. CYTOVIA shall fully cooperate with BIOCHEM, at BIOCHEM's reasonable expense, in defense of such claim, suit or other proceeding, including by being joined as a party. The provisions of Section 12.1.3 shall apply to any proceeding covered by this Section  12.2.1, except that the negotiation of any license from the Third Party shall be subject to Section 12.2.2. BIOCHEM shall have the right to credit as incurred the amount of all Loss arising out of any claim, suit or other proceeding against royalties and/or other payments payable to CYTOVIA under this Agreement.

      12.2.2    If BIOCHEM in its sole, reasonable business judgment determines or the Parties mutually agree that it is necessary or desirable to seek a license or immunity from suit from any Third Party in order for BIOCHEM to exercise its rights hereunder to develop, manufacture, commercialize, use or exploit Products in any country of the Territory, CYTOVIA shall have the obligation to obtain any such license or immunity from suit and the parties shall share equally as incurred in the amount of such royalties and other payments in such country to such Third Party applicable to BIOCHEM's activities under this Agreement. BIOCHEM shall be responsible for payment of such royalties and other payments, subject to the final sentence of this Section 12.2.2. BIOCHEM shall have the right, at BIOCHEM's option, to be the licensee of any license sought pursuant to this Section 12.2.2, and CYTOVIA shall consult with BIOCHEM in connection with obtaining, and the negotiation of the terms and conditions of any such license, and shall take into account BIOCHEM's comments related thereto and incorporate or act on such comments to the extent reasonable. If BIOCHEM notifies CYTOVIA that BIOCHEM does not want to be the licensee, CYTOVIA shall be the licensee. CYTOVIA shall obtain BIOCHEM's prior written consent (which consent shall not be unreasonably withheld) before entering into any license or other agreement pursuant to this Section. If CYTOVIA does not obtain such license or immunity from suit within ninety (90) days of the earlier of (i) BIOCHEM's, or the Parties mutual, determination to seek such license or immunity from suit, or (ii) the commencement of negotiations with such Third Party, BIOCHEM shall have the right (but not the obligation) to obtain such license or immunity from suit (and shall consult with CYTOVIA in connection with obtaining and negotiating of the terms and conditions of any such license), and the Parties shall share equally in the amount of such royalties and other payments in such country to such Third Party. BIOCHEM shall credit as incurred half the amount of any such royalties and other payments against royalties and other payments payable to CYTOVIA under this Agreement, including milestones, and in the event that the amount of such credit exceeds the amounts due to CYTOVIA in any quarter, BIOCHEM shall pay the excess, but may set off such excess against royalties and other payments payable to CYTOVIA hereunder in future quarters.

ARTICLE 13

TERMINATION

    13.1    Early Termination.

      13.1.1    BIOCHEM shall have the right to terminate this Agreement for any reason upon one hundred eighty (180) days written notice to CYTOVIA.

      13.1.2    If BIOCHEM commits a material breach of any material term or condition of this Agreement solely as a result of BIOCHEM's failure to pay CYTOVIA amounts owed to CYTOVIA (provided that neither the amount or the obligation to pay such amount is in dispute between the Parties, and provided further that CYTOVIA is not in default of any payment obligations to BIOCHEM at such time), and BIOCHEM fails to cure such breach within thirty (30) days after receiving written notice of the breach from CYTOVIA, CYTOVIA shall have the right to terminate this Agreement upon written notice to BIOCHEM at the end of such thirty (30) day period for BIOCHEM's uncured breach. In the event of any dispute as to any amount payable to CYTOVIA, BIOCHEM shall pay the full amount not in dispute and the dispute regarding the remaining amount shall be submitted to arbitration pursuant to Section 15.5.

      13.1.3    If either Party commits a material breach of any material term or condition of this Agreement (except as set forth in Section 5.1.3 and 13.1.2), the non-breaching Party may give the other Party written notice of the breach, and if the breach is not cured within ninety (90) days after receiving written notice of the breach, the non-breaching Party shall have the right to submit the matter to arbitration pursuant to Section 15.5 for resolution within thirty (30) days of the end of such ninety (90) day period by giving the other Party written notice requesting arbitration within such thirty (30) day period. The Parties shall continue to perform their obligations hereunder during the pendency of such arbitration, except to the extent mutually agreed otherwise by the Parties or except as directed by the arbitrators. The arbitrators decision shall be binding upon the Parties except that in no event shall the arbitrators have the power or authority to terminate this Agreement.

ARTICLE 14

EXPIRATION; EFFECT OF TERMINATION

    14.1    Expiration. Upon expiration of this Agreement (either in its entirety or with respect to any country), BIOCHEM shall continue to have the right, itself and/or through or with its Affiliates or any of their designees, to develop, have developed, make, have made, use, distribute, offer for sale, import, export and sell Products in such country or countries with respect to which this Agreement has expired and shall have a fully paid-up, non-exclusive, irrevocable license in such countries under the rights licensed to BIOCHEM pursuant to Article 2. The rights of the parties under Section 11.1.2 shall also survive expiration.

    14.2    Effect of Termination. Except as otherwise expressly set forth in this Agreement, upon the termination of this Agreement in its entirety, all rights, licenses, properties and interests granted by each Party to the other Party shall immediately revert to and become fully vested in it and the other Party shall return to it all documents and any Confidential Information supplied to it or its Affiliates by the other Party. Notwithstanding the foregoing, (i) BIOCHEM's licenses pursuant to Article 2 under any Dominated Patent Rights and related CYTOVIA Know-How shall survive termination but shall be non-exclusive and fully paid up (without implying any license under any other CYTOVIA Patent Rights); (ii) the rights of the Parties under Section 11.1.2 shall survive termination.

    14.3    Survivability. Expiration or termination of this Agreement shall not affect each Party's obligations to pay any amount accruing to the other Party under the provisions of this Agreement while it was in effect. Further, the expiration or termination of this Agreement shall not affect any rights and obligations of the Parties under this Agreement which are intended by the Parties to survive such termination. Without limiting the generality of the foregoing, the following provisions of this Agreement shall survive expiration or termination hereof: Articles 8, 9, 11, 14 and 15.

    14.4    No Damages on Termination. Neither Party shall be entitled to any compensation whatsoever as a result of termination of this Agreement, but without limiting either Party's damages for any breach of this Agreement.

ARTICLE 15

MISCELLANEOUS

    15.1    Force Majeure. If either Party is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement, by reason of force majeure, including, but not limited to fire, flood, earthquake, explosion, storm, strike, lockout or other labor trouble, riot, war, rebellion, accident, acts of God and/or any other cause or externally induced casualty beyond its reasonable control, whether similar to the foregoing matters or not, then, upon written notice by the Party liable to perform to the other Party, the requirements of this Agreement or such of its provisions as may be affected, and to the extent so affected, shall be suspended during the period of such disability.

    15.2    No Assignment. Neither Party shall, without the prior written consent (not to be unreasonably withheld) of the other Party having been obtained, assign or transfer this Agreement to any Person, provided, however, that each Party may assign or transfer this Agreement to any successor by merger or sale of stock of such Party or its business unit to which this Agreement relates, or upon a sale of all or substantially all of such Party's assets, without the prior written consent of the other Party hereto (provided that, in the event of any such merger or stock or asset sale, no intellectual property rights of a Third Party involved in such transaction will be included in the technology licensed hereunder). Notwithstanding the foregoing, either Party shall be permitted to perform this Agreement, in whole or in part, through an Affiliate of such Party or assign this Agreement, in whole or in part, to an Affiliate of such Party, so long as the assigning Party shall remain liable for performance by such Affiliate. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns.

    15.3    Notices. Any notices required or permitted to be given hereunder shall be in writing in the English language and shall be delivered in person or by DHL, Federal Express (or other courier service requiring signature upon receipt) or sent by air mail, postage prepaid, or facsimile (confirmed by a telephone conversation with the recipient) to the addresses set forth below. The Parties may change the address at which notice is to be given by giving notice to the other Party as herein provided. All notices shall be deemed effective upon receipt by the Party to whom it is addressed.

    If to CTOVIA:
Cytovia, Inc.
6650 Nancy Ridge Drive
San Diego, California 92121
Attention: Chief Executive Officer
Fax: (858) 860-2300
Phone: (858) 860-0500

    If To BIOCHEM:
Biochem Pharma Inc.
275 Armand-Frappier Boulevard
Laval, Quebec, Canada H7V 4A7
Attention: V.P., Legal Affairs
Fax: (450) 978-7739
Phone: (450) 978-7768

    15.4    Governing Law. This Agreement and its execution, validity and interpretation shall be governed in all respects in accordance with the laws of the State of New York, the United States of America, other than its conflict of law rules except for Section 5-1401 of the New York General Obligations Law. The Parties expressly exclude any application of the United Nations Convention on Contract for the Sale of Goods to this Agreement.

    15.5    Dispute Resolution.

      15.5.1    The Parties shall initially attempt in good faith to resolve any significant controversy, claim, or dispute arising out of or relating to this Agreement or any significant breach thereof (hereinafter collectively referred to as a "Dispute") through face-to-face negotiations between the Chief Executive Officers of CYTOVIA and BIOCHEM. If the Dispute is not resolved within thirty (30) days (or such other period of time mutually agreed upon by the Parties) of commencing such face-to-face negotiations, or if the Party against which a claim has been asserted refuses to attend such negotiations or does not otherwise participate in such negotiations within thirty (30) days (or such other period of time mutually agreed upon by the Parties) from the date of notice of a Dispute, then the Parties agree to mediation with a mutually agreed mediator. If the mediation of such Dispute does not commence within thirty (30) days (or such other period of time mutually agreed upon by the Parties) of the end of such face-to-face negotiations, or if the Dispute is not resolved within thirty (30) days (or such other period of time mutually agreed upon by the Parties) of commencing such mediation, or if the Party against which a claim has been asserted refuses to attend either face-to-face negotiations or such mediation, or the Parties are unable to agree upon a mediator, then the Parties agree to submit the Dispute to arbitration as provided herein. Unless otherwise mutually agreed by the Parties, only if the Dispute is not resolved through face-to-face negotiations or mediation as set forth above in this Section 15.5, may a Party resort to arbitration.

      15.5.2    Except as provided in this Section 15.5, all Disputes relating in any way to this Agreement shall be resolved exclusively through arbitration conducted under the auspices of the Center for Public Resources (the "CPR") pursuant to CPR's Model ADR Procedure: Non-Administered International Arbitration Rules and Commentary. The arbitration shall be conducted in the English language before three (3) arbitrators, one selected by each Party and the third to be selected by the other two. Unless otherwise mutually agreed by the Parties, any arbitration brought hereunder shall be brought only and exclusively in New York, New York. The arbitrators shall hear evidence by each Party and resolve each of the issues identified by the Parties. The arbitrators shall render a formal, binding non-appealable resolution and award on each issue as expeditiously as possible, but not more than fifteen (15) business days after the hearing. In any arbitration, the prevailing Party shall be entitled to reimbursement of its reasonable attorneys' fees and the Parties shall use all reasonable efforts to keep arbitration costs to a minimum.

      15.5.3    In no event shall arbitrators have the power or authority to terminate this Agreement in whole or in part.

      15.5.4    Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party's intellectual property.

    15.6    Interpretation. This Agreement is executed in the English language. This Agreement shall be deemed to comprise the language mutually chosen by the Parties, has been prepared jointly and no rule of strict construction shall be applied against either Party. In this Agreement, the singular shall include the plural and vice versa and the word "including" shall be deemed to be followed by the phrase "without limitation". Les parties reconnaissent leur volonté expresse que la présente convention ainsi que tous les documents et conventions qui s'y rattachent directment ou indirectment soient rédigés en langue anglaise.

    15.7    Severability. In the event that any provision of this Agreement shall be held to be unenforceable, invalid or in contravention of applicable law, such provision shall be of no effect, and the Parties shall negotiate in good faith to replace such provision with a provision which effects to the extent possible the original intent of such provision.

    15.8    Complete Agreement. This Agreement together with all Exhibits hereto, supersedes all prior understandings, agreements, representations and warranties between the Parties, oral or written with respect to the present subject matter, and comprises the complete agreement between the Parties with respect to the present subject matter.

    15.9    Modifications. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to this Agreement and executed by a duly authorized officer of each of the Parties.

    15.10    No Agency. Neither Party shall by virtue of this Agreement have any power to bind the other to any obligation nor shall this Agreement create any relationship of agency, partnership or joint venture or any fiduciary relationship.

    15.11    No Waiver. No term or condition of this Agreement shall be considered waived unless reduced to writing and duly executed by a duly authorized officer of the waiving Party. Any waiver by any Party of a breach of any term or condition of this Agreement will not be considered as a waiver of any subsequent breach of this Agreement, of that term or condition or any other term or condition hereof.

    15.12    License Survival During Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Paragraph 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Paragraph 101(35A) of the U.S. Bankruptcy Code. The Parties agree that BIOCHEM, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against CYTOVIA, including under the U.S. Bankruptcy Code, BIOCHEM shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, including the CYTOVIA Know-How, and the same, if not already in BIOCHEM's possession, shall be promptly delivered to BIOCHEM upon any such commencement of a bankruptcy proceeding upon written request therefor by BIOCHEM.

    15.13    Counterparts. The Agreement may be executed simultaneously in one or more counterparts, each one of which need not contain the signature of more than one Party but such counterparts taken together shall constitute one and the same agreement.

* * * * * *

    IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CYTOVIA, INC.	BIOCHEM PHARMA INC.
By: /s/ Larry G. Stambaugh	By: /s/ [illegible]

Title: Chief Executive Officer	Title: President and COO

Date: July 10, 2000	Date: July 10, 2000

By: /s/ [illegible]

Title: Ex VP Contract Dvt.

Date: July 10, 2000

Exhibit A

PRODUCTS

    The "Product" as defined in Article 1.27 means any member of the class of [***] analogs and derivatives set forth below:

A compound of Formula 1:

[***]

    In addition, the "Product" as defined in Article 1.27 shall also mean any further member of the broader class of [***] analogs and derivatives as described in any claim of U.S. application no. [***] as filed that shall be included in the Research Program pursuant to this Agreement.

Exhibit A-1

*
Confidential Treatment Requested

  Exhibit B

EXISTING CYTOVIA PATENT RIGHTS

    CYTOVIA Patent Rights as they exist as of the Effective Date are the following provisional patent applications:

[***]

Exhibit B-1

*
Confidential Treatment Requested

  Exhibit C

WORK PLAN

    BIOCHEM/CYTOVIA COLLABORATION
PROPOSED ACTIVITIES AND RESOURCES

Year 1

CYTOVIA	BIOCHEM
[***]	[***]
[***]
[***]	[***]

Exhibit C-1

*
Confidential Treatment Requested

CYTOVIA	BIOCHEM
[***]	[***]

Exhibit C-2

*
Confidential Treatment Requested

Year 2

CYTOVIA	BIOCHEM
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Exhibit C-3

*
Confidential Treatment Requested

  Exhibit D

MILESTONE REDUCTION

    Solely with respect to the milestones numbered (5) and (6) in Section 6.2, in the event that the manufacture, use or sale of the Product as developed by BIOCHEM shall not be covered by a Valid Patent Claim in one or more Selected Major Countries as provided below at the time that such milestone(s) shall be triggered (with any such Valid Patent Claim covering manufacture excluding others from selling the Product as developed by BIOCHEM), then the amount of the applicable milestone payment owed to CYTOVIA shall re reduced by the sum of the applicable percentage(s) in the following table:

Selected Major Country in which no Valid Patent Claim covers manufacture, use or sale of Product:	Percentage by which applicable milestone shall be reduced
United States	[***]
France	[***]
Germany	[***]
United Kingdom	[***]
Maximum Aggregate Milestone Reduction	[***]

    Notwithstanding any provisions to the contrary, milestone payments shall be due only at the reduced level (as indicated in the table above) if a pending patent application containing such a Valid Patent Claim covering the manufacture, use or sale of the Product as developed by BIOCHEM does not mature into an issued patent within five (5) years of first publication of such patent application by the relevant governmental agency, or, in those countries which do not publish applications, within five (5) years of filing such application. Any payments made by BIOCHEM to CYTOVIA upon triggering of milestones for Product as developed by BIOCHEM covered by a Valid Patent Claim during the pendency of a patent application shall be refunded (or in lieu of such refund, BIOCHEM may, subject to the terms discussed below, set off such amount against any payments owed by BIOCHEM or CYTOVIA) by CYTOVIA so as to bring the net amount of payments made by CYTOVIA down to the reduced level (in the same manner as indicated for milestones triggered in the absence of a Valid Patent Claim) set forth in the table above in the event of failure of such patent claim to issue during such time period. In lieu of such refund, either CYTOVIA or BIOCHEM may opt to deduct amounts so owed by CYTOVIA from other payments, including royalty or milestone payments, owed by BIOCHEM to CYTOVIA, provided that the amount owed shall accrue interest from the date due, and thus the set off shall also include such interest. The interest on amounts owed by CYTOVIA and the resultant amount to be setoff pursuant to this Section shall be computed for such unpaid amount

Exhibit D-1

*
Confidential Treatment Requested

on the last day of each calendar quarter (accruing quarterly) at the prime or other equivalent rate of Citibank for the last day of the calendar quarter, or the highest interest rate permissible under applicable law, whichever is lower.

    For purposes of clarification, BIOCHEM shall be entitled to milestone reduction(s) in Selected Major Country(ies) in which, at the time of occurrence of the applicable milestone no Valid Patent Claim covers the manufacture, use or sale of the applicable Product as developed by BIOCHEM (with any such Valid Patent Claim covering manufacture excluding others from selling the Product as developed by BIOCHEM) or where a milestone is paid, but no patent issues within the five (5) year period discussed in the previous paragraph. For example, if upon the first NDA filing for a Product as developed by BIOCHEM in any Major Country, the manufacture, use or sale of such Product is covered by at least one such Valid Patent Claim in France and the United Kingdom but by no Valid Patent Claim in Germany or the United States, then the milestone payment due to CYTOVIA shall be reduced by [***]% (which represents the sum of the United States milestone reduction ([***]%) and the Germany milestone reduction ([***]%). In no event shall any milestone payment be reduced by more than [***]% in the aggregate. If a Valid Patent Claim covering the manufacture, use or sale of the Product as developed by BIOCHEM subsequently issues in the United States (with any such Valid Patent Claim covering manufacture excluding others from selling the Product as developed by BIOCHEM), BIOCHEM would pay the amount of [***]% of the milestone as provided herein. If a Valid Patent Claim covering the manufacture, use of sale of the Product no longer existed in the United Kingdom as a result of the expiration of the five (5) year period, the amount of [***]% would be refunded or set off as provided herein.

Exhibit D-2

*
Confidential Treatment Requested

  Exhibit E

DISCLOSURES

    The original compound which led to the CYTOVIA Patent Rights was identified under a collaboration between CYTOVIA and AURORA and is subject to the terms of the Collaboration Agreement between CYTOVIA and AURORA dated July 16, 1998 (the "AURORA Agreement"), a copy of which was furnished to BIOCHEM on April 3, 2000.

    Under the terms of the AURORA Agreement, CYTOVIA is obligated to pay milestone payments to AURORA as Products are developed, and to pay to AURORA a royalty of [***]% of the Net Sales of such Products.

Exhibit E-1

*
Confidential Treatment Requested

QuickLinks

RESEARCH AND LICENSE AGREEMENT
ARTICLE 1 DEFINITIONS
ARTICLE 2 LICENSE GRANTS
ARTICLE 3 TERM
ARTICLE 4 RESEARCH; OBLIGATION TO COOPERATE AND SUPPORT, AND REGULATORY APPROVAL
ARTICLE 5 REGULATORY ACTIVITIES, APPROVALS, and COMPLIANCE
ARTICLE 6 LICENSE PAYMENTS, CLINICAL TRIAL AND REGULATORY APPROVAL MILESTONES; ROYALTIES AND REPORTS
ARTICLE 7 REPRESENTATIONS AND WARRANTIES
ARTICLE 8 INDEMNIFICATION
ARTICLE 9 NON-DISCLOSURE; PRESS RELEASES AND PUBLICATIONS
ARTICLE 10 TRADEMARKS
ARTICLE 11 OWNERSHIP AND RIGHTS; PATENT PROSECUTION AND MAINTENANCE
ARTICLE 12 INFRINGEMENT OF THIRD PARTY PATENTS; ENFORCEMENT
ARTICLE 13 TERMINATION
ARTICLE 14 EXPIRATION; EFFECT OF TERMINATION
ARTICLE 15 MISCELLANEOUS
PRODUCTS
EXISTING CYTOVIA PATENT RIGHTS
WORK PLAN
Year 2
MILESTONE REDUCTION
DISCLOSURES